EXHIBIT 99.1

SMC Announces Retirement of Additional $436,884 of Debt Press Release | 07/11/2024

BOCA RATON, Fla., July 11, 2024 (GLOBE NEWSWIRE) -- SMC Entertainment, Inc. ("SMC" or the "Company") (OTC: SMCE), a versatile incubator company focused on acquisition and support of proven commercialized financial services and technology (Fintech) companies, is pleased to announce the retirement of an additional $436,884 of debt in the form of consulting fees and management conversion of accrued earnings (the “Debt”). The Debt retirement will be reflected in the Company's third quarter 2024 financial statements.

The Debt is comprised of $300,374 held by one of our non-affiliate debt holders. The balance of $136,500 is comprised of accrued consulting fees held by current insiders, and all of the Debt was converted to the Company’s common shares at $0.002 per share, for a total of 68,250,000. All share issuances are restricted in accordance with the Securities and Exchange Commission (“SEC”) Rule 144.

“We believe that the debt retirement and conversion of $136,500 in accrued consulting fees into restricted equity is further proof of management’s commitment to the Company. In light of SMC’s progress with the Chaintrade.AI acquisition and the developments at Fyniti, management felt that our stock is extremely undervalued. Our officers were presented with the opportunity to increase our equity position at these levels and chose to execute on it. I still consider the company to be extremely undervalued Management will continue to find ways to reduce SMC’s long-term debt, minimize shareholder dilution and increase shareholder value.”

About SMC: www.smceinc.com

SMC is a versatile holding company focused on acquisition and support of proven commercialized financial services and technology (Fintech) companies. SMC's multi-discipline growth by acquisition approach is to enhance revenues and shareholder equity.

About Chaintrade: www.chaintrade.ai

Chaintrade LTD is a UK Registered Entity and is affiliated with Red Matter Capital LTD, a registered financial service company, with its subsidiary licensed under a securities trading license granted by the Montenegro Capital Market Authority (CMA) Authorized by the law on capital markets by the government of Montenegro.

Fyniti Global Equities EBT Inc. ("Fyniti")

Fyniti, SMC's wholly owned subsidiary. Fyniti (www.fyniti.com, www.fynitiiq.com) is a Fintech developer and provider of technologies that combine Artificial Intelligence/Machine Learning (AI/ML) driven quantitative investing (IQ Engine) with AI-enabled wealth management Electronic Block Trading ("EBT") technology. Fyniti's EBT platform is focused on democratizing Basket Trading and maximizing Tax Loss Harvesting. To that end, Fyniti's development efforts are focused on those two components.

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Press Release Contact:

Erik Blum,

Chief Executive Officer

SMC Entertainment, Inc.

360-820-5973

Safe Harbor Statement

Some of the statements in this press release may be forward-looking statements or statements of future expectations based on currently available information. Such statements are naturally subject to risks and uncertainties. Factors such as the development of general economic conditions, future market conditions, unusual catastrophic loss events, changes in the capital markets, and other circumstances may cause the actual events or results to be materially different from those anticipated by such statements. The Company does not make any representation or warranty, express or implied, regarding the accuracy, completeness, or updated status of such forward-looking statements or information provided by the third-party. Therefore, in no case whatsoever will the Company and its affiliate companies be liable to anyone for any decision made or action taken in conjunction with the information and/or statements in this press release or any related damages.

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